LEATT CORP REPORTS 2015 THIRD QUARTER RESULTS
Revenues increase; continued profitability
Helmets start to ship in Q4

CAPE TOWN, South Africa, November 11, 2015 – Leatt Corporation (OTCQB: LEAT) has announced its financial results for the third quarter and nine months ended September 30, 2015. Leatt Corporation develops and markets protective equipment and ancillary products for all forms of sports, especially extreme high-velocity sports. All financial numbers are in US dollars.

Third Quarter 2015 Financial Performance:

During the quarter ended September 30, 2015, revenue grew 34 percent to $4.7 million, versus $3.5 million for the third quarter of 2014. Net income for the 2015 third quarter was $178,966 or $0.03 per share, up 168 percent from a net loss of $263,191 or $0.05 net loss per share for the third quarter of 2014.

CEO Sean Macdonald commented, “We are pleased to report a very strong third quarter with a 34 percent increase in revenues and continued profitability. Sales of the Company’s flagship neck brace for the 2015 third quarter reached $1.89 million, compared to $1.62 million in last year’s third quarter. Body armor sales for the third quarter were very strong at $2.43 million, up from $1.72 million in the third quarter 2014. The 41 percent increase in body armor sales was primarily the result of the initial successful shipment of the Company’s broadened body armor line and protective gloves during the 2015 period. Despite this increase in revenue, we have continued to keep operating expenditures low and this is reflected by the decrease in G&A expenses and professional fees.”

We have historically shipped our initial orders of our annual new product range to international customers in the fourth quarter of each year. Our team has been extremely focused on developing products efficiently and we are pleased to announce that we were able to ship our initial orders of our 2016 product range in the third quarter of 2015. This adjustment has been made to provide distributors with more time to stock dealers for the upcoming Christmas shopping season in line with the industry norm. We expect that this trend will continue and make the Company less dependent on fourth quarter sales”

Nine Months 2015 Financial Performance:

For the first nine months of 2015, revenues were $13.9 million, up 24 percent, as compared to $11.2 million in the same 2014 period. As with the third quarter, the nine months benefitted from increased customer demand for both major categories of products: neck braces and body armor. Overall, neck braces sales accounted for $6.1 million and body armor sales for $6.9 million. The body armor category increased 53 percent for the period, largely a result of strong sales for the C-Frame knee brace, as well as a 66 percent increase in the volume of body armor products sold.

Gross profit for the nine months of 2015 was $7.5 million, up 23 percent from $6.1 million in 2014. For the nine months, operating expenses were down slightly compared to the previous year, primarily due to decreased general and administrative expenses.

The net income for the nine months was $657,008 or $0.13 per share, an improvement of 204 percent from a net loss of $633,911 or $0.12 net loss per share for the nine months of 2014. The Company had cash and cash equivalents of $647,191 at the end of the 2015 nine-month period, and has no long-term debt.

Business Outlook:

CEO Sean Macdonald commented, “We are very excited to commence shipment of our helmets in the fourth quarter. The helmet market is the largest segment of the worldwide market for protective sporting equipment ranging from the amateur to the professional. Although we believe that we will ship the majority of our Helmet orders during the fourth quarter of 2015, we expect to be in a position to roll out the complete range of our helmets during the first quarter of 2016.

We are expecting our fourth quarter sales to be less robust than prior periods due to our decision to ship our initial orders of our 2016 product line during the third quarter of 2015. Additionally, as we continue to widen our product categories and expand our US dealer coverage, our OEM revenues are placed under pressure. Although we expect these factors to affect our fourth quarter revenues, we believe that these are short term costs of our long term strategy for sustained growth. We continue to evaluate our expenditure and costs of manufacturing closely and are committed to growing our range of innovative products in order to improve profitability for the benefit of our shareholders.

Earnings Call

Leatt's management team will host a conference call to discuss the Company's financial results at 10 am ET today. Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-888-348-8777 (USA) or +1-412-902-4245 (international) to access the call. There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

For those unable to attend the call, an audio replay of the conference call will be available for seven days and can be accessed by dialing 1-877-870-5176 (USA) or +1-858-384-5517 (international) and using passcode 10075719. A recording of the live webcast will also be archived for 30 days following the call on the Company's website.

About Leatt Corporation

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit: www.leatt-corp.com | http://www.leatt.com/.

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company will see increased revenue in connection with sales of its new knee brace and gloves; the significance of the Company’s shipment of the new helmets and the likelihood that helmet sales will benefit from the market acceptance of other Leatt branded products; the financial outlook of the Company and the likelihood that demand for the Company’s innovative new products will continue to increase through 2016; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt-brace.com
+ (27) 21 557 7257

DresnerAllenCaron
Michael Mason (Investors)
mmason@dresnerallencaron.com
(212) 691-8087

Len Hall (Media)
lhall@dresnerallencaron.com
(949) 474-4300

– Financial Tables Follow –

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2015	December 31, 2014
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$647,191	$724,707
Short-term investments	58,159	58,153
Accounts receivable	3,708,170	4,239,298
Inventory	3,646,222	3,403,854
Payments in advance	310,136	345,406
Income tax refunds receivable	299	25,299
Deferred tax asset	108,000	108,000
Prepaid expenses and other current assets	439,044	994,003
Total current assets	8,917,221	9,898,720

Property and equipment, net	903,888	995,537

Other Assets
Other receivables	120,000	210,000
Deposits	16,879	17,980
Intangible assets	67,294	81,323
Total other assets	204,173	309,303

Total Assets	$10,025,282	$11,203,560

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,859,720	$2,980,885
Income taxes payable	399,000	331,000
Short term loan, net of finance charges	37,226	626,129
Total current liabilities	2,295,946	3,938,014

Deferred tax liabilities	87,603	88,468

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,231,823 and 5,200,623 shares issued and outstanding as of September 30, 2015 and December 31, 2014	130,040	130,008
Additional paid - in capital	7,346,782	7,314,136
Accumulated other comprehensive loss	(603,462)	(378,431)
Retained earnings	765,373	108,365
Total stockholders' equity	7,641,733	7,177,078

Total Liabilities and Stockholders' Equity	$10,025,282	$11,203,560

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$4,655,450	$3,468,761	$13,869,961	$11,159,630

Cost of Revenues	2,201,924	1,584,460	6,407,946	5,070,624

Gross Profit	2,453,526	1,884,301	7,462,015	6,089,006

Product Royalty Income	75,268	65,083	147,469	136,346

Operating Expenses
Salaries and wages	501,156	547,955	1,649,801	1,651,178
Commissions and consulting expenses	108,020	134,692	445,396	441,943
Professional fees	126,407	209,168	587,572	823,690
Advertising and marketing	504,017	320,449	1,128,772	995,502
Office rent and expenses	60,775	61,807	183,826	183,792
Research and development costs	298,200	288,904	884,583	903,231
Bad debt expense	59,314	16,357	78,775	38,652
General and administrative expenses	435,517	565,004	1,349,849	1,611,242
Depreciation	95,677	67,075	279,953	214,583
Total operating expenses	2,189,083	2,211,411	6,588,527	6,863,813

Income (Loss) from Operations	339,711	(262,027)	1,020,957	(638,461)

Other Income (Expense)
Interest and other income (expense), net	18,840	(914)	26,821	4,680
Total other income (expense)	18,840	(914)	26,821	4,680

Income (Loss) Before Income Taxes	358,551	(262,941)	1,047,778	(633,781)

Income Taxes	179,585	250	390,770	130

Net Income (Loss) Available to Common Shareholders	$178,966	$(263,191)	$657,008	$(633,911)

Net Income (Loss) per Common Share
Basic	$0.03	$(0.05)	$0.13	$(0.12)
Diluted	$0.03	$(0.05)	$0.12	$(0.12)

Weighted Average Number of Common Shares Outstanding
Basic	5,231,823	5,200,623	5,211,370	5,200,623
Diluted	5,542,844	5,200,623	5,522,391	5,200,623

Comprehensive Income (Loss)
Net Income (Loss)	$178,966	$(263,191)	$657,008	$(633,911)
Other comprehensive income (loss), net of $0 and $0 deferred income taxes in 2015 and 2014
Foreign currency translation	(138,140)	(102,235)	(225,031)	(93,180)

Total Comprehensive Income (Loss)	$40,826	$(365,426)	$431,977	$(727,091)